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                                                                    EXHIBIT 21.0

                          SUBSIDIARIES OF INNUITY, INC.

The following are all of the subsidiaries of Innuity, Inc. as of December 31, 2005, each of which is wholly-owned:

      -     10x Marketing LLC, a Utah limited liability corporation

      -     Jadeon, Inc., a Nevada corporation

      -     Vista.com Inc., a Washington corporation